Exhibit 99.1

PRESS RELEASE
XO Holdings Announces Executive Changes
Bill Garrahan to Lead Corporate Development and Strategy, Greg Freiberg Named CFO
RESTON, VA — April 26, 2006 — XO Holdings, Inc. (OTCBB: XOHO.OB) today announced that Bill Garrahan, who has led XO’s finance and corporate development groups, will focus solely on the role of senior vice president for corporate development and strategy. In this role, Garrahan will lead corporate development and strategy for XO as well as strategic marketing efforts, which includes joint ventures and partnerships. At the same time, XO also announced the appointment of Greg Freiberg as senior vice president and chief financial officer. Freiberg and Garrahan will report to XO Holdings Chief Executive Officer, Carl Grivner.
“With these appointments, we are adding strength and focusing more resources on two key areas of our company,” said Carl Grivner. “For the past two years, Bill has led both our corporate development and finance groups as we established XO as the nation’s leading competitive provider of national and local communications services to businesses. In this new role he will be able to focus exclusively on development efforts that will help grow and strengthen our business.”
“We are also delighted to welcome Greg as our new CFO,” added Grivner. “With his depth of knowledge in the industry combined with his overall expertise in financial management, Greg will play an instrumental role in XO’s efforts to achieve greater shareholder value as we drive forward to new achievements.”
Freiberg joined XO in June 2005 as vice president of finance and controller with responsibility for financial accounting and reporting. Before joining XO, Freiberg was senior vice president of finance at Asia Netcom, and also held the same title at Asia Global Crossing prior to its acquisition by China Netcom. Before that, Freiberg was senior vice president and chief financial officer for all lines of business at Level 3 Communications. Prior to Level 3, Freiberg was chief financial officer for MCI-WorldCom in Asia Pacific. Freiberg received his Bachelor of Science in Accounting from the University of South Dakota.
Garrahan joined XO in July 2001 as vice president of corporate development and was named senior vice president of corporate development in March 2004. Prior to joining XO, he was senior vice president with Lehman Brothers in its equity research department. Prior to that, he held a variety of executive positions in finance and business development at MCI, including vice president of corporate planning and chief financial officer of MCI’s consumer business unit. Garrahan holds a Bachelor of Science in engineering and an M.B.A. from the University of Virginia. He also holds a Masters of Science in engineering from George Washington University.
About XO Holdings
XO Holdings is the holding company of XO Communications, LLC and Nextlink Wireless, Inc. XO Communications is a leading provider of national and local telecommunications services to businesses, large enterprises and telecommunications companies. XO offers a complete portfolio of services, including local and long distance voice, dedicated Internet access, private networking, data transport, and Web hosting services as well as bundled voice and Internet solutions. XO provides these services over an advanced, national facilities-based IP network and serves more than 70 metropolitan markets across the

United States. For more information, visit www.xo.com. Nextlink provides broadband wireless services to the wireless and wireline communications service provider, business and government markets. As one of the nation’s largest holders of fixed wireless spectrum, Nextlink delivers high-quality, carrier-grade wireless access solutions that scale to meet the demands of today’s converged world of communications — supporting next-generation mobile and wireline voice, data and video applications. For additional information, visit www.nextlink.com.
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MEDIA CONTACT
Chad Couser/XO Communications
703-547-2746
chad.couser@xo.com